Exhibit 12.1

Endless Corporation

10026 S. Mingo Rd #232

Tulsa, OK 74133

January 16, 2025

Re: Form 1-A Offering Statement

Ladies and Gentlemen:

Dodson Robinette, PLLC dba Crowdfunding Lawyers has acted as counsel to Endless Corporation, an Oklahoma limited liability company (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Regulation A Offering Statement on Form 1-A (the “Offering Statement”) relating to the sale by the Company of up to 75,000,000 shares of series A preferred stock (“Shares”) for total potential gross proceeds of $75,000,000. This opinion is being delivered in accordance with the requirements of Part III of Form 1-A.

In rendering this opinion, we have examined (i) the Offering Statement and the exhibits thereto, (ii) certain resolutions of the manager of the Company, relating to the issuance and sale of the Shares, and (iii) such other records, instruments and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to certain factual matters, we have relied upon resolutions and representations of the manager of the Company and have not sought independently to verify such matters.

Based on the foregoing, we are of the opinion that when sold and issued against payment therefor as described in the Offering Statement, the Shares will be validly authorized, legally issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the Oklahoma General Corporation Act, as currently in effect, and we express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. No opinion is being rendered hereby with respect to the truth, accuracy or completeness of the Offering Statement or any portion thereof.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Offering Statement, or the circular included therein.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act of 1933 or the rules and regulations of the Commission issued thereunder with respect to any part of the Offering Statement, including this opinion as an exhibit or otherwise.

Sincerely,

/s/ Dodson Robinette, PPLC

DODSON ROBINETTE, PLLC